UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  04/17/2006

MCG Capital Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-33377

Delaware	54-1889518
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1100 Wilson Boulevard, Suite 3000, Arlington, VA 22209
(Address of principal executive offices, including zip code)

(703) 247-7500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On April 17, 2006, MCG Capital Corporation (the "Company") amended its Commercial Loan Funding Trust Facility, funded through Three Pillars Funding LLC, an asset-backed commercial paper program administered by SunTrust Bank. Pursuant to this amendment, the concentration criteria were modified to allow, among other things, for an increase in the allowable percentage of certain secured subordinated loans in the collateral pool from 35% to 50% and the inclusion of additional industry segments. Other minor modifications were also made.
In addition, on April 18, 2006, the Company completed a $500 million debt securitization through MCG Commercial Loan Trust 2006-1, a wholly owned subsidiary of the Company.

The disclosure contained in Item 2.03 below is incorporated in this Item 1.01 by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On April 18, 2006, the Company completed a $500 million debt securitization through MCG Commercial Loan Trust 2006-1, a wholly owned subsidiary of the Company.
The 2006-1 Trust issued $106.25 million of Class A-1 Notes rated AAA / Aaa, $50.0 million of Class A-2 Notes rated AAA / Aaa, $85.0 million of Class A-3 Notes rated AAA / Aaa, $58.75 million of Class B Notes rated AA / Aa2, $45.0 million of Class C Notes rated A / A2 and $47.5 million of Class D Notes rated BBB / Baa2 as rated by Moody's and S&P, respectively. The Series 2006-1 Class A-1 Notes, Class A-2 Notes, Class A-3 Notes, Class B Notes, Class C Notes and Class D Notes bear interest of LIBOR plus 0.33%, 0.35%, 0.33%, 0.58%, 1.05% and 2.25%, respectively.

The Company retained all of the equity in the securitization. The securitization includes a reinvestment period of five years, during which principal collections received on the underlying collateral may be used to purchase new collateral from MCG Capital. Under the terms of the securitization, up to 55% of the collateral may be non-senior secured commercial loans and the remaining 45% must be senior secured commercial loans.

The Class A-1, Class B, Class C and Class D Notes are term notes. The Class A-2 Notes are a revolving class of secured notes and have a revolving period of five years. The Class A-3 Notes are a delayed draw class of secured notes and are required to be drawn within the next 12 months. All of the notes are secured by the assets of MCG Commercial Loan Trust 2006-1, including commercial loans currently totaling $349.7 million, which were purchased by the trust from the Company. Additional commercial loans will be purchased by the trust from the Company primarily using the proceeds from the Class A-3 delayed draw notes and the Class A-2 revolving notes. The pool of commercial loans in the trust must meet certain requirements, including, but not limited to, asset mix and concentration, collateral coverage, term, agency rating, minimum coupon, minimum spread and sector diversity requirements.

The new securitization facility is scheduled to terminate on April 20, 2018, or sooner upon repayment of the offered notes. The proceeds from this transaction will be used to fund the Company's origination of investments and continued growth and to repay approximately $264.5 million of existing indebtedness. As a result of this transaction, the Company's warehouse credit facility with Merrill Lynch Capital Corp. terminated in accordance with its terms.

In a press release dated April 20, 2006, the Company announced the securitization transaction. The press release is attached the Form 8-K as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

(a) Not applicable.

(b) Not applicable.

(c) Exhibits.

Exhibit No.    Description

99.1   Press Release dated April 20, 2006.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCG Capital Corporation

Date: April 25, 2006	By:	/s/ Michael R. McDonnell
Michael R. McDonnell
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated April 20, 2006